Exhibit 99(d)

                         SUBSCRIPTION AGENCY AGREEMENT

               This Subscription Agency Agreement (the "Agreement") is made as of June __, 1995 between Mercom, Inc. (the "Company") and The First National Bank of Boston, as subscription agent (the "Agent"). All terms not defined herein shall have the meaning given in the prospectus (the "Prospectus") included in the Registration Statement on Form S-3 (File No. 33-58715) filed by the Company with the Securities and Exchange Commission on April 19, 1995, as amended by any amendment filed with respect thereto (the "Registration Statement").

               WHEREAS, the Company proposes to make a subscription offer by issuing certificates or other evidences of non-transferable subscription rights, in the form designated by the Company (the "Subscription Certificates") to holders of record of shares (each a "Shareholder") of its Common Stock, par value $1.00 per share (the "Common Stock"), as of a record date specified by the Company (the "Record Date"), pursuant to which each shareholder will receive non-transferable subscription rights (the "Rights") to subscribe for shares of Common Stock, as described in and upon such terms as are set forth in the Prospectus included as a part of the Registration Statement; a final copy of the Prospectus has been or, upon availability will promptly be, delivered to the Agent; and

               WHEREAS, the Company wishes the Agent to perform certain acts on behalf of the Company, and the Agent is willing to so act, in connection with the distribution of the Subscription Certificates and the issuance and exercise of the Rights to subscribe for Common Stock as therein set forth, all upon the terms and conditions set forth herein.

               NOW, THEREFORE, in consideration of the foregoing and of the mutual agreements set forth herein, the parties agree as follows:

1. Appointment. The Company hereby appoints the Agent to act as subscription agent for the Company in connection with the distribution of Subscription Certificates and the issuance and exercise of the Rights in accordance with the terms set forth in this Agreement and the Prospectus and the Agent hereby accepts such appointment.

2.       Form and Execution of Subscription Certificates.  (a)
Each Subscription Certificate shall be irrevocable and non-transferable. The Agent shall maintain a register of Subscription Certificates and the holders of record thereof (each of whom shall be deemed a "Shareholder" hereunder for purposes of determining the rights of holders of Subscription Certificates). Each Subscription Certificate shall, subject to the provisions thereof, entitle the Shareholder in whose name it is recorded to the following:

               (1) The right to purchase from the Company until the Expiration Date, at the Subscription Price, a number of shares of Common Stock equal to one share of Common Stock for each Right evidenced thereby (the "Basic Subscription Privilege"); and

               (2) The right to subscribe for additional shares of Common Stock, subject to the availability of such shares and to the allotment of such shares as may be available among Shareholders who exercise the Oversubscription Privilege on the basis specified in the Prospectus; provided, however, that such Shareholder has exercised the Basic Subscription Privilege in respect of all Rights which he or she holds (the "Oversubscription Privilege").

3.       Rights and Issuance of Subscription Certificates.  (a)
Each Subscription Certificate shall evidence the Rights of the Shareholder therein named to purchase shares of Common Stock upon the terms and conditions therein and herein set forth.

               (b) Upon the written authorization of the Company, signed by any of its duly authorized officers, as to the Record Date, the Agent shall, from a list of the Shareholders of Common Stock as of the Record Date to be prepared by the Agent in its capacity as Transfer Agent of the Company, (i) prepare and record Subscription Certificates in the names of the Shareholders (other than Shareholders with registered addresses in the State of California ("California Holders")), setting forth the number of Rights to subscribe for shares of the Common Stock calculated on the basis of one Right for each one share of Common Stock recorded on the books in the name of each such Shareholder as of the Record Date and (ii) prepare a list of California Holders as of such Record Date.

               (c) Each Subscription Certificate shall be dated as of the Record Date and shall be executed manually or by facsimile signature of a duly authorized officer of the Agent. Upon the written advice, signed as aforesaid, as to the effective date of the Registration Statement, the Agent shall promptly countersign and deliver the Subscription Certificates, together with a copy of the Prospectus, instructions as to the use of the Subscription Certificates and any other document as the Company deems necessary or appropriate, to all Shareholders with record addresses in the United States (including its territories and possessions and the District of Columbia); provided, however, that the Rights Offering is not being made, and Subscription Certificates shall not be distributed, to residents of the State of California. No Subscription Certificate shall be valid for any purpose unless so executed. (The Agent shall deliver to California Holders such materials as the Company shall provide specifically for that purpose.) Delivery to Shareholders with record address inside the United States shall be by first class mail (without registration or insurance). For those Shareholders having a record address outside the United States or who have an APO or FPO address ("Foreign Shareholders") (who will not receive Subscription Certificates and will receive only copies of the Prospectus, instructions as to the use of the Subscription Certificates and other documents as the Company deems necessary or appropriate, if any), delivery shall be by air mail (without registration or insurance) and by first class mail (without registration or insurance) to those Shareholders having APO or FPO addresses.

               (d) The Rights evidenced by Subscription Certificates issued to Foreign Shareholders will be held by the Agent for such Foreign Shareholders' accounts until instructions are received to exercise the Rights. To exercise such rights, such a Foreign Shareholder must notify the Agent and must establish to the satisfaction of the Agent that such exercise is permitted under applicable law. If such a holder does not follow the procedures set forth in the preceding sentence prior to the Expiration Date, such Rights represented thereby will expire.

               (e) In no event shall a Subscription Certificate be issued by the Agent in the name of a California Holder.

4.       Exercise.  (a)    Shareholders may acquire shares of Common Stock
pursuant to the Basic Subscription Privilege, and, if available, pursuant to the Oversubscription Privilege by delivery to the Agent as specified in the Prospectus of (i) the Subscription Certificate with respect thereto, duly executed by such Shareholder in accordance with and as provided by the terms and conditions of the Subscription Certificate, together with (ii) the purchase
price of $[      ] for each share of Common Stock subscribed for by exercise of such Rights (the "Subscription Price"), in U.S. dollars by wire transfer or by money order or check drawn on a bank in the United States, in each case payable to the order of the Agent. In the case of holders of Rights that are held of record through a Depository (as defined below), exercises of the Basic Subscription Privilege (but not the Oversubscription Privilege) may be effected by instructing the Depository to transfer Rights (such Rights "Depository Rights") from the Depository's account of such holder to the Depository account of the Agent, together with payment of the Subscription Price for each Underlying Share subscribed for pursuant to the Basic Subscription Privilege. The Oversubscription Privilege in respect of Depository Rights may not be exercised through the Depository. The holder of a Depository Right may exercise the Oversubscription Privilege in respect of such Depository Right by properly executing and delivering to the Agent at or prior to 5:00 p.m., New York City time, on the Expiration Date, a Nominee Holder Oversubscription Exercise Form or a Notice of Guaranteed Delivery, together with payment of the appropriate Subscription Price for the number of Underlying Shares for which the Oversubscription Privilege is to be exercised. Any Rights holder subscribing for an aggregate of more than 25,000 shares pursuant to the Oversubscription Privilege prior to the Expiration Date shall not be required to deliver payment for such number of underlying shares in excess of 25,000 until the Expiration Date. (The Company, in its sole discretion, may determine to waive payment for such excess number of Underlying Shares until after the Expiration Date and after all prorations and adjustments contemplated by the terms of the Rights Offering have been effected. The Company has agreed pursuant to a Rights Exercise Agreement to grant such a waiver to C-TEC Corporation.) Payments will be deemed to have been received by the Agent only upon (i) clearance on any uncertified check (for purposes hereof, an uncertified check will be deemed to clear when the Agent has received good funds therefrom), (ii) receipt by the Agent of any certified check or money order or (iii) receipt of good funds by wire transfer to the Agent's account. Nominees, (as defined below) who, on behalf of beneficial owners, exercise the Basic Subscription Privilege and who wish to exercise the Oversubscription Privilege, must properly execute and deliver to the Agent at or prior to 5:00 p.m., New York City time, on the Expiration Date a Nominee Holder Oversubscription Exercise Form and a Nominee Holder Certification.

               (b) Rights may be exercised at any time after the date of issuance of the Subscription Certificates with respect thereto but no later than 5:00 P.M. New York time on the Expiration Date. For the purpose of determining the time of the exercise of any Rights, delivery of any material to the Agent shall be deemed to occur when such materials are received at the Shareholder Services Division of the Agent specified in the Prospectus. Once a Shareholder has exercised the Basic Subscription Privilege or the Oversubscription Privilege, such exercise may not be revoked except as provided in the Prospectus.

               (c) Notwithstanding the provisions of Section 4(a) and 4(b) regarding delivery of an executed Subscription Certificate to the Agent prior to 5:00 P.M. New York time on the Expiration Date, if prior to such time the Agent receives a Notice of Guaranteed Delivery by facsimile (telecopy) or otherwise from a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or from a commercial bank or trust company having an office or correspondent in the United States (each, an "Eligible Institution") guaranteeing delivery of a properly completed and executed Subscription Certificate, then such exercise of the Basic Subscription Privilege and Oversubscription Privilege shall be regarded as timely, subject, however, to receipt of (i) the duly executed Subscription Certificate by the Agent within five business days following the Expiration Date (the "Protect Period") and (ii) payment in full of the subscription price (subject to the right of the Company to waive advance payment in respect of the Oversubscription Privilege as described above) prior to 5:00 p.m. on the Expiration Date.

               (d) As soon as practicable after the valid exercise of Rights (for purposes hereof an exercise will not be treated as valid until such time as the Agent receives good funds) the Agent shall send to each exercising Shareholder (an "Exercising Shareholder") (or, if shares of Common Stock on the Record Date are held by Depository Trust Company, Midwest Securities Trust Company, Philadelphia Depository Trust Company (each a "Depository") or any other depository or nominee (together with the Depositories, "Nominees"), to such Nominee) the share certificates representing the shares of Common Stock acquired pursuant to the Basic Subscription Privilege. As soon as practicable after the Expiration Date and after all pro rations and adjustments contemplated by the terms of the Rights Offering have been effected, the Agent shall send to each Exercising Shareholder or Nominee who exercises an Oversubscription Privilege certificates representing the shares of Common Stock acquired pursuant to the Oversubscription Privilege, along with a letter explaining the allocation of shares of Common Stock pursuant to the Oversubscription Privilege. (Any excess payment to be refunded by the Company to an Exercising Shareholder who is not allocated the full amount of shares of Common Stock subscribed for pursuant to the Oversubscription Privilege, shall be mailed by the Agent to him or her without interest or deduction as soon as practicable after the Expiration Date and after all prorations and adjustments contemplated by the terms of the Rights Offering have been effected.)

               (e) If an exercising Rights holder has not indicated the number of Rights being exercised, or if the Subscription Price payment forwarded by such holder to the Agent is not sufficient (subject to the fifth sentence of Section 4(a) above) to purchase the number of shares subscribed for, the Rights holder will be deemed to have exercised the Basic Subscription Privilege with respect to the maximum number of whole Rights which may be exercised for the Subscription Price delivered to the Agent and, to the extent that the Subscription Price payment delivered by such holder exceeds the Subscription Price multiplied by the number of Rights exercised (such excess being the "Subscription Excess"), the holder will be deemed to have exercised its Oversubscription Privilege to purchase, to the extent available, a number of whole Underlying Shares equal to the quotient obtained by dividing the Subscription Excess by the Subscription Price.

5. Non-Transferability of Rights. The Rights are not transferable. Shareholders who determine not to exercise their Rights may not transfer their Rights and, at the Expiration Date, Rights which have not been exercised will expire and be null and void and have no value, provided that Rights may be transferred by operation of law in the case of death, dissolution, liquidation or bankruptcy of the Rights holder, or pursuant to an order of an appropriate court. A Shareholder may subdivide a Subscription Certificate into multiple Subscription Certificates having in the aggregate the same number of Rights, provided that all such new Subscription Certificates shall be registered in the same name as the old Subscription Certificate. No Subscription Certificate shall be delivered to an address in California or issued in the name of a resident of California.

6. Validity of Subscriptions. Irregular subscriptions not otherwise covered by specific instructions herein shall be submitted to an appropriate officer of the Company and handled in accordance with his or her instructions. Such instructions will be documented by the Agent indicating the instructing officer and the date thereof.

7. Oversubscription. If, after allocation of shares of Common Stock to Exercising Shareholders, there remain Underlying Shares not subscribed for through the Basic Subscription Privilege (the "Excess Shares"), then the Agent shall allocate such Excess Shares to Shareholders who have exercised all the Rights initially issued to them and who have exercised the Oversubscription Privilege to acquire more than the number of shares for which the Rights issued to them are exercisable. If the number of shares for which the Oversubscription Privilege has been exercised is greater than the Excess Shares, the Agent shall allocate pro rata the Excess Shares among the Shareholders exercising the Oversubscription Privilege based on the number of shares each Shareholder exercising the Oversubscription Privilege has purchased pursuant to the Basic Subscription Privilege; provided, however, that if such pro rata allocation results in any Shareholder being allocated a greater number of Excess Shares than such Shareholder subscribed for pursuant to the exercise of such Shareholder's Oversubscription Privilege, then such Shareholder will be allocated only such number of Excess Shares as such Shareholder subscribed for and the remaining Excess Shares will be allocated among all other Shareholders exercising the Oversubscription Privilege. The percentage of Excess Shares each oversubscribing Shareholder may acquire will be rounded up or down to result in delivery of whole shares of Common Stock. The Agent shall advise the Company immediately upon the completion of the allocation set forth above as to the total number of shares subscribed and distributable.

8. Delivery of Certificates. The Agent will deliver (i) certificates representing those shares of Common Stock purchased pursuant to exercise of the Basic Subscription Privilege as soon as practicable after the corresponding Rights have been validly exercised and full payment for such shares has been received and cleared and (ii) certificates representing those shares purchased pursuant to the exercise of the Oversubscription Privilege as soon as practicable after the Expiration Date and after all prorations and adjustments contemplated by the Rights Offering have been effected, but in no event shall share certificates be delivered after the time period set forth in Section 4(d) hereof. No certificates will be delivered to an address in California.

9. Holding Proceeds of Rights Offering in Escrow. (a) All proceeds received by the Agent from Shareholders in respect of the exercise of Rights shall be held by the Agent, on behalf of the Company, in a segregated, interest-bearing escrow account (the "Escrow Account"). As soon as practicable after the receipt of any proceeds in respect of the exercise of the Basic Subscription Privilege, the Agent shall deliver all such proceeds to the Company, together with any interest thereon.

               (b) The Agent shall deliver all proceeds received in respect of the exercise of the Oversubscription Privilege (including interest earned thereon) to the Company as promptly as practicable, but in no event later than 10 business days after all prorations and adjustments contemplated by the terms of the Rights Offering have been effected. Pending delivery to the Company as provided herein or disbursement in the manner described in Section 4(d) above, funds held in the Escrow Account shall be invested by the Agent at the direction of the Company.

10. Reports. Daily, during the period commencing with the mailing of the Subscription Certificates and ending on the Expiration Date (and in the case of guaranteed deliveries pursuant to Section 4(c), the period ending five business days after the Expiration Date) the Agent will report by telephone or telecopier (by 12:00 Noon, New York time), confirmed by letter, to an officer of the Company, data regarding Rights exercised, the total number of shares of Common Stock subscribed for, and payments received therefor, bringing forward the figures from the previous day's report in each case so as to show the cumulative totals and any such other information as may be reasonably requested by the Company.

11. Loss or Mutilation; Cancellation. (a) If any Subscription Certificate is lost, stolen, mutilated or destroyed, the Agent may, on such terms which will indemnify and protect the Company and the Agent as the Agent and the Company shall agree (which shall, in the case of a mutilated Subscription Certificate include the surrender and cancellation thereof), issue a new Subscription Certificate of like denomination in substitution for the Subscription Certificate so lost, stolen, mutilated or destroyed.

               (b) All Subscription Certificates surrendered for the purpose of exercise or, subject to Section 5, exchange, substitution or transfer shall be canceled by the Agent, and no Subscription Certificates shall be issued in lieu thereof except as expressly permitted by provisions of this Agreement. The Company shall deliver to the Agent for cancellation and retirement, and the Agent shall so cancel and return, any other Subscription Certificate purchased or acquired by the Company otherwise than upon the exercise thereof. The Agent shall deliver all canceled Subscription Certificates to the Company, or shall, at the written request of the Company, destroy such canceled Subscription Certificates, and in such case shall deliver a certificate of destruction thereof to the Company.

12. Compensation for Services. The Company agrees to pay to the Agent certain fees, as set forth in the schedule hereto, for services performed hereunder, which services include any other services not described herein but customarily performed by the Subscription/Escrow Agent in a rights offering. The Company further agrees that it will reimburse the Agent for its reasonable out-of-pocket expenses incurred in the performance of its duties as such.

13. Instructions and Indemnification. The Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions:

               (a) The Agent shall be entitled to rely upon any instructions or directions furnished to it by an appropriate officer of the Company, whether in conformity with the provisions of this Agreement or constituting a modification hereof or a supplement hereto. Without limiting the generality of the foregoing or any other provision of this Agreement, the Agent, in connection with its duties hereunder, shall not be under any duty or obligation to inquire into the validity or invalidity or authority or lack thereof of any instruction or direction from an appropriate officer of the Company which conforms to the applicable requirements of this Agreement and which the Agent reasonably believes to be genuine and shall not be liable for any delays, errors or loss of data occurring by reason of circumstances beyond the Agent's control, including, without limitation, acts of civil or military authority, national emergencies, labor difficulties, fire, flood, catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.

               (b) The Company will indemnify the Agent for, and hold it harmless against, any liability and expense which may arise out of or in connection with the services described in this Agreement or the instructions or directions furnished to the Agent relating to this Agreement by an appropriate officer of the Company; provided, however, that such agreement does not extend to, and the Agent shall not be indemnified or held harmless with respect to any liability or expense which shall arise out of, or be incurred or suffered as a result of, the Agent's negligence, bad faith, misconduct or breach of this Agreement. The Company shall not indemnify the Agent with respect to any claim or action settled without its consent, which consent shall not be unreasonably withheld.

               (c) The Agent will promptly notify the Company of any claim with respect to which it may seek indemnity hereunder. The Company shall be entitled to participate at its own expense in the defense of any suit brought to enforce any such claim, and if the Company so elects, the Company shall assume the defense of any such suit. In the event that the Company assumes such defense, the Company shall not thereafter be liable for the fees and expenses of any additional counsel that the Agent retains, so long as the Company shall retain counsel reasonably satisfactory to the Agent, to defend such suit.

14. Changes in Subscription Certificate. The Agent may, without the consent or concurrence of the Shareholders in whose names Subscription Certificates are registered, by supplemental agreement or otherwise, concur with the Company in making any changes or corrections in a Subscription Certificate that it shall have been advised by counsel (who may be counsel for the Company) is appropriate to cure any ambiguity or to correct any defective or inconsistent provision or clerical omission or mistake or manifest error therein or herein contained, and which shall not be inconsistent with the provision of the Subscription Certificate except insofar as any such change may confer additional rights upon the Shareholders.

15.      Assignment, Delegation.       (a)   Neither this Agreement nor any
rights or obligations hereunder may be assigned or delegated by either party without the written consent of the other party.

               (b) This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns. Nothing in this Agreement is intended or shall be construed to confer upon any other person any right, remedy or claim or to impose upon any other person any duty, liability or obligation.

16. Governing Law. The validity, interpretation and performance of this Agreement shall be governed by the law of the State of New York.

17. Severability. The parties hereto agree that if any of the provisions contained in this Agreement shall be determined invalid, unlawful or unenforceable to any extent, such provisions shall be deemed modified to the extent necessary to render such provisions enforceable. The parties hereto further agree that this Agreement shall be deemed severable, and the invalidity, unlawfulness or enforceability of any term or provision thereof shall not affect the validity, legality or enforceability of this Agreement or of any other term or provision hereof.

18. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

19. Captions. The captions and descriptive headings herein are for the convenience of the parties only. They do not in any way modify, amplify, alter or give full notice of the provisions hereof.

20. Facsimile Signatures. Any facsimile signature of any party hereto shall constitute a legal, valid and binding execution hereof by such party.

21. Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effect the purposes of this Agreement.

22. Additional Provisions. Except as specifically modified by this Agreement, the Agent's rights and responsibilities set forth in the Agreement for Stock Transfer Services between the Company and the Agent are hereby ratified and confirmed and continue in effect.

               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                                 THE FIRST NATIONAL BANK OF BOSTON

                                 By: _____________________________
                                     Name:
                                     Title:



                                 MERCOM, INC.

                                 By: _____________________________
                                     Name:
                                     Title:




                               SCHEDULE OF FEES
                    FOR SUBSCRIPTION/ESCROW AGENT SERVICES

                                    between

                                 MERCOM, INC.

                                      and

                       THE FIRST NATIONAL BANK OF BOSTON

A.       TERM

         The term of this Agreement shall be for a period of six (6) months, commencing from the effective date of this Agreement, _________ __, 1995.

B.       FEE FOR the Company

         $16,000 - Administrative fee to include:

               o     Subscription Certificate issued and mailed (if Machine
                     Enclosed)
               o Subscription Certificates Received and Processed, up to 2,000 items; excess to be billed at $8.00 each
               o Defective Subscription Certificates Received and Processed (Telephone Calls if Necessary), up to 250 Items; excess to be billed at $12.00 each
               o     Notices of Guaranteed Delivery Received
               o Per Withdrawal of Subscription Certificate, if Applicable, up to 100 withdrawals; excess to be billed at $10.00 each
               o     Over Subscription, Proration (if applicable)
               o     Other services customary for a transaction of this type
____________________

         $2,500.00 - Escrow Agent Fee to Handle Daily
               Investment of Funds Received